Resolution adopted by Vista Technologies Inc. Board of Directors on March 6, 1997 authorizing grant of security interest in capital stock of European subsidiaries to secure advances from Atlantic Central
Enterprises., Ltd.:

     AUTHORIZATION FOR GRANT OF SECURITY INTEREST TO ATLANTIC CENTRAL ENTERPRISES, LTD.

          RESOLVED, that this Corporation is authorized and empowered to grant a security interest in, and to pledge, shares of capital stock owned by this Corporation in its European subsidiary corporations (to wit, Vista Vision S.p.A., Convista Vision B.V., and Vista Vision Scandinavia A.B.), in favor of Atlantic Central Enterprises, Ltd. for the purpose of securing all past and future advances by Atlantic Central Enterprises, Ltd. to or for the account of this Corporation.